Exhibit 99.1

For Immediate Release

Media Contact:	Investor Contact:
Eric Boomhower	John Winn
(803) 217-7701	(803) 217-9240
eboomhower@scana.com	jwinn@scana.com

SCANA Reports Financial Results for Second Quarter 2006

Columbia, SC, July 28, 2006...SCANA Corporation (NYSE: SCG) reported earnings for the quarter ended June 30, 2006, of $58 million, or 50 cents per share, compared to $44 million, or 39 cents per share for the same period in 2005. Reported earnings for the current quarter include approximately $5 million, or 4 cents per share, related to the favorable settlement of litigation associated with the sale of the Company’s propane assets in 1999, as more fully discussed below. Reported earnings for the second quarter of 2005 include an after-tax gain of $4 million, or 3 cents per share, related to monetization of the Company’s telecommunications investments. Excluding these items in both periods, GAAP-adjusted net earnings from operations for the second quarter of 2006 were $53 million, or 46 cents per share, compared to $40 million, or 36 cents per share, for the same period in 2005.

SCANA’s reported earnings are prepared in accordance with Generally Accepted Accounting Principles (GAAP). SCANA’s management believes that, in addition to reported earnings under GAAP, the GAAP-adjusted net earnings from operations provides a meaningful representation of the Company’s fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management’s opinion, the GAAP-adjusted net earnings from operations is a useful indicator of the financial results of the Company’s primary businesses. This measure is also a basis for management’s provision of earnings guidance and growth projections, and it is used by management in making resource allocation and other budgetary and operational decisions. This non-GAAP performance measure is not intended to replace the GAAP measure of net earnings, but is offered as a supplement to it. A reconciliation of reported (GAAP) earnings per share to GAAP-adjusted net earnings per share from operations for the three months and six months ended June 30, 2006 and 2005 is provided in the following table:

	3 Months Ended June 30,		6 Months Ended June 30,
	2006	2005	2006	2005
Reported (GAAP) Earnings per Share	$.50	$.39	$1.35	$1.28
Deduct:
Gain on Sale of Telecommunications Investment	--	(.03)	--	(.03)
Reduction of Accrual Related to Propane Litigation Settlement	(.04)	--	(.04)	--
Cumulative Effect of Accounting Change, re: SFAS 123(R)	--	--	(.05)	--

GAAP-Adjusted Net Earnings per Share From Operations	$.46	$.36	$1.26	$1.25

“The improvement in earnings was primarily attributable to 28 percent warmer weather across the Company’s electric service area during the second quarter, as measured by cooling degree days, compared to the same period last year, ” said Jimmy Addison, senior vice president and chief financial officer. “We also recorded a small increase in margins on sales of natural gas to industry during the quarter. “

At June 30, 2006, the Company was serving approximately 1.2 million natural gas customers in South Carolina, North Carolina and Georgia, a 2.2 percent increase compared to the same date last year.

For the first six months of 2006, SCANA reported GAAP earnings of $156 million, or $1.35 per share, compared to $145 million, or $1.28 per share, for the same period in 2005. The 2006 year- to- date results include an after- tax gain of $6 million, or 5 cents per share, reflecting the cumulative effect of a change in accounting for equity based compensation [SFAS 123(R)] recorded in the first quarter, and the reduced accrual of $5 million, or 4 cents per share, related to the propane litigation settlement in the second quarter. The 2005 year- to - date results include the after- tax gain of $4 million, or 3 cents per share, related to the sale of the Company’s telecommunications investment in the second quarter. Excluding these items, GAAP-adjusted net earnings from operations for the first six months of 2006 were $145 million, or $1.26 per share compared to $141 million, or $1.25 per share, for the same period last year.

“The one cent per share improvement in year- to- date GAAP- adjusted net earnings per share from operations reflects a higher electric margin driven by customer growth and off-system sales, offset by a lower natural gas margin principally reflecting the impact of milder weather and customer conservation efforts in the first quarter,” said Addison.

RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings in the second quarter of 2006 at South Carolina Electric & Gas Company (SCE&G) were $52 million, or 45 cents per share, compared to $39 million, or 34 cents per share, in the second quarter of 2005. The increase was due primarily to higher electric sales arising from warmer weather, and to customer growth. At June 30, 2006, SCE&G was serving approximately 617,000 electric customers and 292,000 natural gas customers, up 2.8 percent and 3.1 percent, respectively, over the past year.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported a seasonal loss of $4 million, or 3 cents per share, in the second quarter of 2006, compared to a loss of $2 million, or 1 cent per share, in the second quarter of 2005. Lower sales of natural gas due primarily to warmer weather more than offset the favorable impact of customer growth. At June 30, 2006, PSNC Energy was serving approximately 421,000 customers, an increase of 4.1 percent over the last twelve months.

South Carolina Pipeline Corporation

South Carolina Pipeline, SCANA’s intrastate natural gas transmission subsidiary, reported earnings of $4 million, or 4 cents per share, in the second quarter of 2006, compared to earnings of $2 million, or 2 cents per share, in the same quarter last year. The increase was due primarily to improved margins on competitive sales of natural gas to industrial interruptible customers combined with higher transportation revenues.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported earnings of $2 million, or 2 cents per share, in the second quarter of 2006, compared to $1 million, or 1 cent per share, in the second quarter of 2005. That increase was due primarily to slightly higher margins on sales driven by a lower cost of gas. At June 30, 2006, SCANA Energy was serving approximately 475,000 customers, maintaining the company’s position as the second largest natural gas marketer in Georgia with about a 30 percent market share.

Corporate and Other

SCANA’s corporate and other businesses, which include Primesouth, SCANA Communications, ServiceCare, SCANA Energy Marketing, SCG Pipeline, SCANA Services and the holding company, reported combined earnings of $3 million, or 2 cents per share, in the second quarter of 2006, compared to earnings of $4 million, or 3 cents per share, in the same quarter last year. Excluding the previously mentioned impact of the propane litigation settlement in the second quarter of this year and the sale of telecommunications assets in the second quarter of last year, these companies recorded a GAAP-adjusted loss in the second quarter of 2006 of $2 million, or 2 cents per share, compared to breakeven results in the second quarter of 2005. That decline was primarily attributable to a reduction in estimated royalties earned by Primesouth for its operation of a non-affiliated synthetic fuel production facility.

FERC APPROVES APPLICATION TO MERGE NATURAL GAS TRANSMISSION SUBSIDIARIES

On July 20, 2006, the Federal Energy Regulatory Commission (FERC) approved the merger of SCG Pipeline, Inc. into South Carolina Pipeline Corporation to form Carolina Gas Transmission Corporation. The merger of the Company’s two wholly-owned natural gas transmission subsidiaries is expected to be effective by October 1, 2006.

South Carolina Pipeline is an intrastate company that purchases, transports and sells natural gas to distribution companies and industrial customers through an extensive pipeline system in South Carolina. SCG Pipeline is an interstate pipeline that transports natural gas in Georgia and South Carolina. Carolina Gas Transmission Corporation will operate as an open access, interstate pipeline company that provides only transportation services rather than bundled services, and its operations and rates will be subject to FERC regulation.

“We are pleased that the FERC approved our application to merge these two companies into a single interstate natural gas transportation company,” said Paul Fant, president and chief operating officer of South Carolina Pipeline and SCG Pipeline. “We believe the combination of these companies will give our customers increased control and flexibility over their natural gas supply options while helping to stabilize future earnings and broaden opportunities for growth in this segment of our business.”

PROPANE LITIGATION SETTLED

In 1999, an unsuccessful bidder for the purchase of certain propane gas assets of the Company filed suit against SCANA in Circuit Court, seeking unspecified damages. Following a jury verdict in October 2004, and in accordance with GAAP, the Company had accrued a liability of $18 million dollars, or 10 cents per share after- tax. In the second quarter of 2006, SCANA reached a settlement agreement under which the Company paid $11 million, or 6 cents per share after - tax, to settle the lawsuit. Because the consideration ultimately paid under the settlement agreement is less than what was accrued, the Company reduced that accrual by $5 million, or 4 cents per share, in the second quarter of 2006. The Court’s procedural process for disposing of the litigation is underway.

2006 EARNINGS OUTLOOK

The Company currently expects that GAAP-adjusted net earnings from operations in 2006 will be within the previously announced range of $2.80 - $2.95 per share. Taking into consideration the gain of 5 cents per share from an accounting change in the first quarter and the reduced accrual of 4 cents per share related to the propane litigation settlement in the second quarter, the Company anticipates that reported (GAAP) earnings in 2006 will be 9 cents per share higher than the GAAP-adjusted net earnings per share from operations. The 2006 guidance assumes normal weather in the Company’s electric and natural gas service areas during the remainder of the year. Other factors that may impact future earnings are discussed in the Company’s Securities and Exchange Commission filings and below under the Safe Harbor Statement. The Company’s goal is to achieve average annual earnings growth of 4-6 percent over the next 3-5 years.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. Eastern Time today. The call-in numbers for the conference call are 1-866-831-6267 (US/Canada) and 1-617-213-8857 (International). The event code is 75607234. Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available approximately 2 hours after conclusion of the call through August 11, 2005. To access the telephone replay, call 1-888-286-8010 (US/Canada) or 1-617-801-6888 (International) and enter the event code 42332005.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at the Company’s web site at www.scana.com. Participants should go to the web site at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the web cast will also be available on the Company’s web site approximately 2 hours after conclusion of the call through August 11, 2006.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. Information about SCANA and its businesses is available on the Company’s web site at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and non-utility regulatory environment, (3) current and future litigation, (4) changes in the economy, especially in areas served by the Company's subsidiaries, (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (6) growth opportunities for the Company's regulated and diversified subsidiaries, (7) the results of financing efforts, (8) changes in accounting principles, (9) weather conditions, especially in areas served by the Company's subsidiaries, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

# # #

FINANCIAL AND OPERATING INFORMATION
Condensed Consolidated Statements of Income (Millions, except per share amounts) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
Operating Revenues:	2006	2005	2006	2005
Electric	$461	$438	$859	$853
Gas-Regulated	215	219	730	680
Gas-Nonregulated	268	234	744	624
Total Operating Revenues	944	891	2,333	2,157

Operating Expenses:
Fuel Used in Electric Generation	147	137	264	265
Purchased Power	8	11	12	18
Gas Purchased for Resale-Regulated	152	163	538	498
Gas Purchased for Resale - Nonregulated	251	213	675	539
Other Operation and Maintenance	150	153	307	312
Depreciation and Amortization (1)	77	89	153	334
Other Taxes	37	40	76	78
Total Operating Expenses (1)	822	806	2,025	2,044

Operating Income (1)	122	85	308	113

Other Income, Net (1)	16	21	28	33

Interest charges, net of allowance for funds	(53)	(54)	(107)	(108)
Income Tax (Expense) Benefit (1)	(23)	(3)	(69)	176
Losses from Equity Method Investments (1)	(2)	(3)	(6)	(65)
Preferred Stock Cash Dividends of SCE&G	(2)	(2)	(4)	(4)

Cumulative Effect of Accounting Change	--	--	6	--

Net Income (1)	$58	$44	$156	$145

Common Stock Data:
Wgt. Avg. Common Shares Outstanding	115.5	113.6	115.3	113.3
Basic & Diluted Earnings Per Share	$.50	$.39	$1.35	$1.28

Note (1): In January 2005, the South Carolina Public Service Commission approved an accounting methodology which allows the Company to recover the cost of the Lake Murray back-up dam project through the application of net synthetic fuel tax credits generated from its synthetic fuel partnerships. Under this methodology, beginning January 1, 2005, the Company recognized its accumulated synthetic fuel tax credits to offset an equal amount of accelerated depreciation on the dam project, net of partnership losses and income tax benefits. Recognition of accelerated depreciation related to the back-up dam costs will continue quarterly to the extent net synthetic fuel tax credits are available. While these entries result in a reduction in operating income, there is no impact on net income. The Company is allowed to record non-cash carrying costs on the un-recovered investment. The impact of these entries in the Income Statement and Balance Sheet is shown in the tables below:

Income Statement Impact (millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Synthetic fuel tax credits recognized	$3	$11	$7	$155

Partnership losses recognized	(4)	(4)	(9)	(68)
Tax benefit of depreciation and partnership losses	2	7	4	96
Accelerated depreciation recognized	(1)	(14)	(2)	(183)
Impact to Net Income	$0	$0	$0	$0
Carrying costs recognized	$2	$3	$4	$6

Balance Sheet Impact (millions):

June 30,
2006
Dam costs incurred, including
Allowance for Funds Used During Construction
and Carrying Costs	$308

Accelerated depreciation recognized	216

Un-recovered Dam Costs	$92

Condensed Consolidated Balance Sheets (Millions) (Unaudited)
	June 30,	December 31,
	2006	2005
ASSETS:
Utility Plant, Net	$6,911	$6,744
Other Property and Investments	264	247
Current Assets	1,148	1,417
Regulatory Assets and Deferred Debits	1,075	1,121
Total Assets	$9,398	$9,529

CAPITALIZATION AND LIABILITIES
Capitalization:
Common Equity	$2,773	$2,677
Preferred Stock	114	114
Long-term Debt, Net	3,043	2,948
Total Capitalization	5,930	5,739
Current Liabilities:
Short-Term Borrowings	249	427
Current Portion of Long-Term Debt	213	188
Other Current Liabilities	607	885
Total Current Liabilities	1,069	1,500
Regulatory Liabilities and Deferred Credits	2,399	2,290
Total Capitalization and Liabilities	$9,398	$9,529

Reported Earnings (Loss) per Share by Company (GAAP Basis): (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
SC Electric & Gas	$.45	$.34	$.84	$.80
PSNC Energy	(.03)	(.01)	.16	.20
SC Pipeline	.04	.02	.07	.05
SCANA Energy-Georgia	.02	.01	.20	.21
Corporate and Other	.02	.03	.08	.02
Basic and Diluted Reported (GAAP) Earnings per Share	$.50	$.39	$1.35	$1.28

GAAP-Adjusted Net Earnings (Loss) per Share From Operations by Company: (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
SC Electric & Gas	$.45	$.34	$.84	$.80
PSNC Energy	(.03)	(.01)	.16	.20
SC Pipeline	.04	.02	.07	.05
SCANA Energy-Georgia	.02	.01	.20	.21
Corporate and Other	(.02)	.00	(.01)	(.01)
Basic and Diluted GAAP-Adjusted Net Earnings from Operations per Share	$.46	$.36	$1.26	$1.25

Variances in Reported (GAAP) Earnings per Share (2): (Unaudited)

	Three Months Ended	Six Months Ended
	June 30	June 30
2005 Basic and Diluted Reported (GAAP) Earnings Per Share	$.39	$1.28

Variances:
Electric Margin	.09	.07
Natural Gas Margin	.02	(.04)
O&M Expense	.01	.03
Depreciation	--	(.01)
Interest Expense (net of AFC)	--	.01
Property Taxes	.01	.01
Additional Shares Outstanding (Dilution)	(.01)	(.02)
Other	(.02)	(.04)
Variance in GAAP-Adjusted Net Earnings per Share From Operations	.10	.01
Cumulative Effect of Accounting Change, re: SFAS 123 (R)	--	.05
Reduction of Accrual Related to Propane Litigation Settlement	.04	.04
Gain on Sale of Telecommunications Investment	(.03)	(.03)
Variance in Reported (GAAP) Earnings per Share	.11	.07

2006 Basic and Diluted Reported (GAAP) Earnings Per Share	$.50	$1.35

Note (2): This variance analysis reflects earnings per share (EPS) components on an after-tax basis, with income tax benefits applied as per the January 6, 2005 electric rate order. See Note (1) to the Condensed Consolidated Statements of Income.

Consolidated Operating Statistics
	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change

Electric Operations:

Sales (Million KWH):
Residential	1,798	1,637	9.8	3,490	3,432	1.7
Commercial	1,826	1,716	6.4	3,427	3,293	4.1
Industrial	1,570	1,675	(6.3)	3,084	3,249	(5.1)
Other	132	128	3.1	252	248	1.6
Total Retail Sales	5,326	5,156	3.3	10,253	10,222	0.3
Wholesale	813	695	17.0	1,648	1,566	5.2
Total Sales	6,139	5,851	4.9	11,901	11,788	1.0

Customers (Period-End, Thousands)				617	600	2.8

Natural Gas Operations:
Sales (Thousand Dekatherms):
Residential	6,254	7,616	(17.9)	34,126	40,286	(15.3)
Commercial	6,252	6,524	(4.2)	19,905	21,427	(7.1)
Industrial	34,194	30,409	12.4	62,753	61,425	2.2
Total Retail Sales	46,700	44,549	4.8	116,784	123,138	(5.2)
Sales for Resale	2,996	3,382	(11.4)	7,230	8,562	(15.6)
Transportation Volumes	15,581	15,137	2.9	30,577	35,619	(14.2)
Total Sales	65,277	63,068	3.5	154,591	167,319	(7.6)

Customers (Period-End, Thousands)				1,181	1,156	2.2

Weather Data - Electric Service Territory:
Three Months Ended June 30,				Six Months Ended June 30,
	Actual	Percent Change		Actual	Percent Change
	2006	vs 2005	vs Normal	2006	vs 2005	vs Normal
Heating Degree Days	75	(44.0)	(32.3)	1,219	(8.9)	(2.8)
Cooling Degree Days	772	27.9	1.5	794	27.6	(1.0)

Security Credit Ratings (as of 07/28/06):
	Standard & Poor’s	Moody’s	Fitch
SCANA Corporation:
Corporate / Issuer Rating	A-	A3	-
Senior Unsecured	BBB+	A3	A-
Outlook	Stable	Negative	Stable

South Carolina Electric & Gas Company:
Corporate / Issuer Rating	A-	A2	-
Senior Secured	A-	A1	A+
Senior Unsecured	BBB+	A2	A
Commercial Paper	A-2	P-1	F1
Outlook	Stable	Negative	Stable

PSNC Energy:
Senior Unsecured	A-	A2	NR
Commercial Paper	A-2	P-1	NR
Outlook	Stable	Stable	NR

NR = Not Rated